EMPLOYMENT AGREEMENT


           EMPLOYMENT AGREEMENT (this "Agreement") dated as of September 23, 2002, between FOSTER WHEELER LTD., a Bermuda company (the "Company"), and BERNARD H. CHERRY (the "Executive").

           The Executive and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

           Accordingly, the Company and the Executive hereby agree as follows:

           1. EMPLOYMENT, DUTIES AND ACCEPTANCE.

              1.1 EMPLOYMENT, DUTIES. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of President and Chief Executive Officer, Foster Wheeler Power Group, Inc. and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Chairman, President and Chief Executive Officer of the Company (the "Chairman"); provided, however, that the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive's duties hereunder. The Executive's title shall be President and Chief Executive Officer, Foster Wheeler Power Group, Inc., or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Company consistent with such position, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses of similar size in the United States.

              1.2 ACCEPTANCE. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

              1.3 LOCATION. The duties to be performed by the Executive hereunder shall be performed primarily at the Company's offices in Clinton, New Jersey, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company. The Executive shall keep Executive's primary residence within reasonable daily commute of the Clinton, New Jersey area throughout the Term after relocating pursuant to the terms of Section 3.8.

           2. TERM OF EMPLOYMENT.

              2.1 TERM. The term of the Executive's employment under this Agreement (the "Term") shall commence on November 4, 2002, or such earlier date in respect of which the Executive provides at least three (3) days' advance written notice to the Chairman (the "Effective Date"), and shall end on the date on which the Term is terminated pursuant to Section 4.

           3. COMPENSATION; BENEFITS.

              3.1 SALARY. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of Four Hundred and Fifty Thousand Dollars ($450,000.00) (the "Base Salary"). On each anniversary of the Effective Date or such other appropriate date during each year of the Term when the salaries of executives at the Executive's level are normally reviewed, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. Once increased, the Base Salary shall not be decreased, and such increased amount shall be treated as Base Salary hereunder. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

           3.2 BONUS.

              3.2.1 Executive shall be eligible to participate, as determined by the Compensation Committee of the Board of Directors of the Company (the "Board"), in the Company's annual incentive program as in effect from time to time for executives at the Executive's level. Initially, the Executive's participation shall be in the discretionary bonus program designated the "Foster Wheeler Annual Incentive Plan for 2002 and Subsequent Years." The Executive shall be eligible for an annual incentive bonus at a target opportunity of seventy percent (70%) of Base Salary (up to a maximum opportunity of two hundred and ten percent (210%) of Base Salary) based upon the achievement of certain business unit objectives established in advance by the Chairman. The actual amount of any annual incentive bonus shall be determined by and in accordance with the terms of the Company's annual incentive program as in effect from time to time and the Executive shall have no absolute right to an annual incentive bonus in any year.

              3.2.2 The Company shall pay to the Executive within five (5) days after the Company receives this Agreement executed by the Executive a signing bonus in the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Signing Bonus"). If the Company terminates the Executive for Cause (as defined below) or if the Executive terminates employment with the Company other than with Good Reason (as defined below), in either event before the first anniversary of the Effective Date, the Executive shall repay to the Company, within thirty (30) days of such termination, the net, after-tax amount of the Signing Bonus. In addition, if for any reason the Executive







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does not commence employment with the Company on or before November 4, 2002, the
Executive shall repay to the Company, on or before November 9, 2002, the full gross amount of the Signing Bonus.

           3.3 STOCK OPTIONS.

              3.3.1 On the Effective Date, the Company shall grant the Executive an initial grant option to purchase Two Hundred and Fifty-Five Thousand (255,000) shares of Company common stock. The exercise price for the initial grant option shall be equal to the mean of the high and low price of Company common stock on the New York Stock Exchange on the Effective Date. The initial grant option shall have a term of ten (10) years from the Effective Date. A portion of the initial grant option representing Fifty-One Thousand (51,000) shares shall vest on each date immediately preceding each of the first through fifth anniversaries of the Effective Date.

              3.3.2 During the Term, on the first anniversary of the Effective Date, the Company shall grant the Executive a subsequent grant option to purchase One Hundred Thousand (100,000) shares of Company common stock. The exercise price for the subsequent grant option shall be equal to the mean of the high and low price of Company common stock on the New York Stock Exchange on the Effective Date. The subsequent grant option shall have a term of ten (10) years from the grant date. A portion of the subsequent grant option representing Twenty-Five Thousand (25,000) shares shall vest on each date immediately preceding each of the first through fourth anniversaries of the grant date.

              3.3.3 The initial grant and subsequent grant options shall be issued under stock option agreements on terms substantially the same as other senior executives of the Company and shall be subject to the provisions of Sections 3.7 and 4 of this Agreement.

           3.4 BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

           3.5 VACATION. During the Term, the Executive shall be entitled to an annual five (5) week paid vacation period in accordance with the applicable executive vacation policy as in effect from time to time.

           3.6 BENEFITS AND PERQUISITES.

              3.6.1 During the Term and except as otherwise provided herein, the Executive shall be entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company for United States based employees as from time to time in effect and on a basis no less favorable than any other executive at the Executive's level. The Executive shall



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not be eligible to participate in the Company's current supplemental employee retirement plan, known as the "Foster Wheeler Corporation Supplemental Employee Retirement Plan," nor any successor or replacement plan.

              3.6.2 During the Term, the Executive shall be entitled to receive the following perquisites:

                    (i) Company furnished automobile at a level no less favorable than any other executive at the Executive's level;

                    (ii) Reimbursement of annual financial planning services at a level no less favorable than any other executive at Executive's level;

                    (iii) Reimbursement on a one-time basis for legal expenses associated with estate planning at a level no less favorable than any other executive at Executive's level;

                    (iv) Facsimile machine for use at Executive's home; and

                    (v) Annual physical examination at a level no less favorable than any other executive at Executive's level.

           3.7 CHANGE OF CONTROL. The Executive shall be covered under the Company's Change in Control Agreement as in effect from time to time for executives at the Executive's level. Any amounts and/or benefits payable, paid or provided to the Executive under such Change in Control Agreement shall be in lieu of and not in addition to amounts and/or benefits payable or provided under this Agreement. This Agreement is not intended to preclude benefits payable under the Change in Control Agreement should the events described therein occur.

           3.8 RELOCATION.

              3.8.1 The Company will provide the Executive the following relocation assistance net of taxes:

                    (i) Provide furnished housing in the Clinton, New Jersey area at Company expense for a twelve (12) month period to a maximum of Four Thousand Five Hundred Dollars ($4,500.00) per month;

                    (ii) To assist with travel to and from permanent home during the first year of employment, reimburse for weekend travel expense for a twelve
(12) month period to a maximum of Twenty-Five Thousand Dollars ($25,000.00);

                    (iii) Reimbursement for closing costs on the purchase of a home in the Clinton, New Jersey area, should such purchase be made within two
(2) years after the Effective Date; and



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


                    (iv) Reimbursement for relocation of household goods if such relocation takes place within two (2) years of the Effective Date.

           4. TERMINATION.

              4.1 TERMINATION EVENTS.

              4.1.1 Executive's employment and the Term shall terminate immediately upon the occurrence of any of the following:

                    (i) the death of the Executive;

                    (ii) the physical or mental disability of the Executive, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive's material duties, for a period of not less than one hundred and eighty (180) consecutive days; or

                    (iii) notice of termination for "Cause". As used herein, "Cause" means (i) conviction of a felony; (ii) actual or attempted theft or embezzlement of Company assets; (iii) use of illegal drugs; (iv) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company's knowledge of the occurrence of the material breach; (v) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of the Executive to perform the Executive's duties; (vi) gross negligence or willful misconduct in performance of the Executive's duties; (vii) breach of fiduciary duty to the Company; or (viii) willful refusal to perform the duties of Executive's titled position.

              4.1.2 The Executive may immediately resign the Executive's position for Good Reason and, in such event, the Term shall terminate. As used herein, "Good Reason" means without the Executive's consent (i) material diminution in title, duties, responsibilities or authority; (ii) reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive's level; (iii) exclusion from executive benefit/compensation plans; (iv) relocation of the Executive's principal business location by the Company of greater than fifty (50) miles; (v) material breach of the Agreement that the Company has not cured within thirty (30) days after the Executive has provided the Company notice of the material breach which shall be given within sixty (60) days of the Executive's knowledge of the occurrence of the material breach; or (vi) resignation in compliance with applicable law or rules of professional conduct.

                    4.1.3 The Company may terminate the Executive's employment thirty (30) days following notice of termination without Cause given by the Company and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all




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of the Executive's duties and/or not be present at the Company's offices and/or other facilities.

              4.1.4 The Executive may voluntarily resign the Executive's position effective thirty (30) days following notice to the Company of the Executive's intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive's duties and/or not be present at the Company's offices and/or other facilities.

              4.1.5 The date upon which Executive's employment and the Term terminate pursuant to this Section 4.1 shall be the Executive's "Termination Date" for all purposes of this Agreement.

           4.2 PAYMENTS UPON A TERMINATION EVENT.

              4.2.1 Following any termination of the Executive's employment, the Company shall pay or provide to the Executive, or the Executive's estate or beneficiary, as the case may be, (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash incentive or other incentive awards for any calendar year prior to the calendar year during which the Executive's Termination Date occurs; (iii) a payment representing the Executive's accrued but unused vacation; (iv) any vested, but not forfeited benefits on the Termination Date under the Company's employee benefit plans in accordance with the terms of such plans; (v) vested stock options; and (vi) benefit continuation and conversion rights to which the Executive is entitled under the Company's employee benefit plans.

              4.2.2 Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments in Section 4.2.1 above, (i) Base Salary at the rate in effect on the Termination Date ("Termination Base Salary Rate"), payable monthly following the Termination Date and continuing for twenty-four months thereafter; (ii) an annual cash incentive payment for the calendar year that includes the Executive's Termination Date and the following calendar year equal to a percentage of the Termination Base Salary Rate equal to the average percentage of base salaries paid as bonuses to the executives of the Company at the Executive's level under the Company's annual incentive program during such applicable calendar year and payable at the time that the Company pays annual cash incentive payments to other participants in such program; (iii) two years of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels and active employee cost; (iv) executive level career transition assistance services by a firm selected by the Executive and approved by the Company; and (v) provided the Executive's employment is terminated pursuant to this Section 4.2.2 within one year of the termination or retirement of the Chairman who is Chairman on the Effective Date, full vesting of all granted stock options which the Executive may exercise







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

for a period of two years following the Termination Date. Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2, the Executive shall provide the Company an enforceable waiver and release agreement in a form that the Company normally requires and which is mutually acceptable to the Executive and the Company.

           4.3 NO MITIGATION. Upon termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

           5. PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

              5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

              5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its subsidiaries' or affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates.



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


              5.1.2 to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to the Company's (and its subsidiaries' and affiliates') business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

           5.2 In consideration of the Company's entering into this Agreement, the Executive agrees that at all times during the Term and thereafter for the time period described hereinbelow, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

              5.2.1 until the first anniversary of the Termination Date, engage in any activity for or on behalf of a Competitor, as director, employee, shareholder, consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company;

              5.2.2 until the second anniversary of the Termination Date, (i) call upon any Person who is, at such Termination Date, engaged in activity on behalf of the Company or any subsidiary or affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such subsidiary or affiliate; or (ii) solicit, induce, or attempt to induce any customer of the Company to cease doing business in whole or in part with or through the Company or a subsidiary or affiliate, or to do business with any Competitor.

           For purposes of this Agreement, "Competitor" means a person or entity who or which is engaged in a material line of business conducted by the Company. For purposes of this Agreement, "a material line of business conducted by the Company" means an activity of the Company generating gross revenues to the Company of more than twenty-five million dollars ($25,000,000) in the immediately preceding fiscal year of the Company.

              5.3 If the Executive commits a breach or threatens to breach any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.



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              5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

              5.5 The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

              5.6 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

              5.7 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

           6. INTELLECTUAL PROPERTY.

           Notwithstanding and without limiting the provisions of Section 5, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

           7. INDEMNIFICATION.

           In addition to any rights to indemnification to which the Executive is entitled under the Company's charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during





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and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 7.

           8. NOTICES.

           All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

           If to the Company, to:

           Foster Wheeler, Inc.
           Perryville Corporate Park
           Clinton, NJ 08809-4000
           Attention:  General Counsel

           If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

           9. GENERAL.

              9.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

              9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              9.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party






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that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

              9.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

              9.5 The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

              9.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

              9.7 This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

              9.8 The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

           10. DISPUTE RESOLUTION.

           Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive's employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award





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rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties' reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

           11. FREE TO CONTRACT.

           The Executive represents and warrants to the Company that as of both the date of this Agreement and the Effective Date Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of Executive's duties hereunder, provided that the Company shall not require the Executive to use or disclose any trade secrets of any third person. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive's employment by the Company hereunder, except as disclosed in this Agreement.

           12. SUBSIDIARIES AND AFFILIATES.

           As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



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                                         FOSTER WHEELER LTD.



                                         By:/S/ RAYMOND J. MILCHOVICH
                                            ------------------------------------
                                         Name:  Raymond J. Milchovich
                                         Title: Chairman, President and Chief
                                                    Executive Officer

                                         /S/BERNARD H. CHERRY
                                         ---------------------------------------
                                                Bernard H. Cherry




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